Exhibit 99.2
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION ANNOUNCES FINANCIAL GUIDANCE
FOR FISCAL YEAR 2009
Company Provides Preliminary Fiscal Year 2008 Results
MINNEAPOLIS, MN — April 9, 2008 — Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of physical and digital home entertainment and multimedia software products, in conjunction with updating its investor presentation, announced today its financial guidance for fiscal year 2009 and preliminary financial results for the fiscal year 2008 ended March 31, 2008.
For fiscal year 2009 ending March 31, 2009, the Company currently expects net sales to range between $640 million and $670 million. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to range between $28 million and $31 million. Net income (comparable to net income without discontinued operations for fiscal year 2008) is anticipated to range between $7 million and $9 million. The Company also indicated that it anticipates cash flow from operations to be positive for fiscal year 2009.
For fiscal year 2008 ended March 31, 2008, the Company estimates net sales to be approximately $650 million, and EBITDA from continuing operations to be approximately $29 million. Net income, including discontinued operations, is anticipated to range between $9 million and $10 million; and net income without discontinued operations is anticipated to be approximately $7 million. The Company’s debt, net of cash, at the end of fiscal year 2008 is estimated to be $36 million, as compared to $53 million at March 31, 2007, a year over year reduction of approximately $17 million.
The Company noted that its fourth quarter and fiscal year results will not be final until after completion of the fiscal year 2008 financial audit. The Company expects to report its fourth quarter and fiscal year 2008 financial results in early June 2008. Specific information regarding the date of this earnings release and a conference call to discuss these results will be provided in an upcoming announcement.
Cary Deacon, Chief Executive Officer, stated, “I am proud of the organization’s accomplishments in FY 2008. We completed the strategic and profitable sale of our independent music business and have implemented the “Order to Cash” processes with our SAP system. We look forward to implementing the remaining warehouse and transportation components of this system later this summer. In light of the current economic situation, we are approaching FY 2009 conservatively and with a strong focus on asset management, while seeking incremental growth opportunities.”

About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre licenses and publishes home entertainment and multimedia content through its Encore, BCI, and FUNimation subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount retailers, wholesale clubs, office and electronic superstores, military sales and e-tailers nationwide. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information is available at http://www.navarre.com.
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its implementation of a new ERP system; pending litigation or regulatory investigation of the Company may result in significant costs; Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2007, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.